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                                   EXHIBIT 5

                 OPINION OF COUNSEL AS TO THE LEGALITY OF THE
                    SHARES OF COMMON STOCK BEING REGISTERED


                              September 25, 1995


National Education Corporation
18400 Von Karman Avenue
Irvine, California 92715

Ladies and Gentlemen:

     The undersigned is general counsel to National Education Corporation, a Delaware corporation (the "Company") and as such has assisted the Company with the preparation and filing of the Amended and Restated 1991 Directors' Stock Option and Award Plan and the Amended and Restated 1990 Stock Option and Incentive Plan to be filed by the Company with the Securities and Exchange Commission in connection with the registration of an aggregate 1,660,000 shares of the Common Stock, $.01 par value (the "Common Stock"), of the Company. As such counsel, we have examined the proceedings proposed to be taken in connection with the Plans and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on these examinations, it is our opinion that upon completion of the proceedings being taken or which we, as your counsel, contemplate will be taken prior to the sale and issuance of the Common Stock, such Common Stock, when sold and issued in the manner referred to in the Registration Statement and the Plans, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   Philip C. Maynard